As filed with the Securities and Exchange Commission on August 24, 2009
Registration No. 333-[●]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
GIVEN IMAGING LTD. (Exact name of registrant as specified in its charter)
Israel (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

2 Ha’Carmel Street Yoqneam 20692 Israel (Address of Principal Executive Offices)	(011) 972-4-909-7777 (Telephone Number of Principal Executive Offices)
__________________ Given Imaging Ltd. 2009 Equity Incentive Plan (Full Title of the Plan)
__________________ Copies of communications to:
Given Imaging, Inc. 3950 Shackleford Road, Suite 500 Duluth, Georgia 30096-1852 (Name and Address of Agent for Service)	Daniel E. Wolf, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800	Ido Warshavski, Adv. Given Imaging Ltd. 2 Ha’Carmel Street Yoqneam, 20692, Israel Tel: (011) 972-4-909-7777
(770) 662-0870 (Telephone Number, Including Area Code, of Agent For Service)
__________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, par value NIS 0.05 per share	1,000,000	$11.80(2)	$11,800,000(2)	$658.44

(1)
This Registration Statement covers 1,000,000 shares available for issuance under the Given Imaging Ltd. 2009 Equity Incentive Plan.  This Registration Statement shall also cover any additional ordinary shares that become issuable under such plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding ordinary shares of the Registrant.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on August 18, 2009, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I of Form S-8 and the statement of availability of information required by Item 2 of Form S-8 and information relating to the Given Imaging Ltd. (the “Company” or the “Registrant”) 2009 Equity Incentive Plan and other information required by Item 2 of Form S-8 have previously been, or will be, sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated by reference herein:

(a)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009;

(b)
the Company’s Reports on Form 6-K, filed with the Commission on January 20, 2009, February 11, 2009, February 20, 2009, May 7, 2009, May 13, 2009, July 15, 2009, July 16, 2009, August 6, 2009 and August 17, 2009; and

(c)	the description of the Registrant’s ordinary shares set forth in the Registrant’s Registration Statement on Form 8-A, dated August 28, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder.  However, a company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents within a reasonable time before discussion of the approval.  An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of the duty of care, subject to specified exceptions, but only if a provision authorizing such exculpation is inserted in its articles of association.  The Company’s articles of association include such a provision.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association.  The Company’s articles of association contain such an authorization.  An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors.  A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent; or

•
reasonable expenses, including attorneys’ fees, incurred by the office holder in connection with an investigation or other proceeding by a governmental authority, if such proceeding did not result in an indictment of the office holder and a fine (as a substitute to a criminal proceeding) was not imposed on the office holder, or if such proceeding did not result in an indictment of the office holder and the office holder was requested to pay a fine for a crime that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party; or

•	a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify, insure or exculpate an office holder against any of the following:

•	a breach of duty of loyalty, except for insurance and indemnification where the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the company’s audit committee and board of directors and, in respect of the company’s directors, by its shareholders as well.

The Company’s articles of association allow it to exculpate, indemnify and insure the Company’s office holders to the fullest extent permitted by the Israeli Companies Law.  The Company’s office holders are currently covered by a directors and officers’ liability insurance policy.  To date, no claims for directors and officers’ liability insurance have been filed under this policy.

The Company has entered into agreements with each of its office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering.  The Company may enter into additional agreements to indemnify or insure its directors and officers when circumstances change or when new directors and officers join the Company.  This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to the Company’s discretion depending on its availability, effectiveness and cost.  In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Description of the Registrant’s ordinary shares set forth in the Registrant’s Registration Statement on Form 8-A, dated August 28, 2001, is incorporated herein by reference.

4.2
Amended and Restated Articles of Association of the Registrant dated as of June 17, 2008, incorporated by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

4.3
Amended Form of Indemnification Agreement between directors and officers of the Registrant and the Registrant, as of June 17, 2008, incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

4.4	Specimen share certificate, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

5	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).*

10	Given Imaging Ltd. 2009 Equity Incentive Plan.*

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.*

23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included herein following signature page).

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yoqneam, Israel on this 24th day of August, 2009.

GIVEN IMAGING LTD.

By:	/s/ Nachum Shamir
Name: Nachum Shamir
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint, Nachum Shamir, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Given Imaging Ltd. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nachum Shamir	President and Chief Executive Officer	August 24, 2009
Nachum Shamir	(Principal Executive Officer), Director and United States Representative

/s/ Yuval Yanai	Chief Financial Officer	August 24, 2009
Yuval Yanai	(Principal Financial and Accounting Officer)

/s/ Israel Makov	Chairman of the Board of Directors	August 24, 2009
Israel Makov

/s/ Doron Birger	Director	August 24, 2009
Doron Birger

/s/ James M. Cornelius	Director	August 24, 2009
James M. Cornelius

/s/ Michael Grobstein	Director	August 24, 2009
Michael Grobstein

/s/ Prof. Anat Loewenstein	Director	August 24, 2009
Prof. Anat Loewenstein

/s/ Arie Mientkavich	Director	August 24, 2009
Arie Mientkavich

/s/ Dennert O. Ware	Director	August 24, 2009
Dennert O. Ware

EXHIBIT INDEX

Exhibit No.	Description

4.1	Description of the Registrant’s ordinary shares set forth in the Registrant’s Registration Statement on Form 8-A, dated August 28, 2001, is incorporated herein by reference.

4.2
Amended and Restated Articles of Association of the Registrant dated as of June 17, 2008, incorporated by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

4.3
Amended Form of Indemnification Agreement between directors and officers of the Registrant and the Registrant, as of June 17, 2008, incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009.

4.4	Specimen share certificate, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.

5	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).*

10	Given Imaging Ltd. 2009 Equity Incentive Plan.*

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.*

23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5 hereto).*

24	Power of Attorney (included herein following signature page).*

* Filed herewith